Exhibit 99.1

News Release	Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, WI 53202
414 765-7700 Main
414 298-2921 Fax
mibank.com

For Release:	Immediately

Contact:	Greg Smith, senior vice president, chief financial officer 414 765-7727 Dave Urban, vice president, director of investor relations 414 765-7853

 MARSHALL & ILSLEY CORPORATION ANNOUNCES DIVIDEND ON

COMMON STOCK

Milwaukee, Wis. – April 28, 2009– Marshall & Ilsley Corporation (NYSE: MI) (M&I) announced at its Annual Shareholders’ Meeting that its board of directors has declared a regular quarterly cash dividend of $0.01 per share on its common stock. The dividend is payable on June 12, 2009, to common stock shareholders of record at the close of business on May 29, 2009.

In addition, the following directors were re-elected:

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Dennis J. Kuester, chairman of the board, Marshall & Ilsley Corporation

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Mark F. Furlong, president and chief executive officer, Marshall & Ilsley Corporation, and president and chief executive officer, M&I Marshall & Ilsley Bank

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Andrew N. Baur, chairman of the board, Southwest Bank, an M&I Bank

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Jon F. Chait, chairman of the board and chief executive officer, Hudson Highland Group, Inc.

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John W. Daniels, Jr., chairman and partner, Quarles & Brady, L.L.P.

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Ted D. Kellner, chairman and chief executive officer, Fiduciary Management, Inc.

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David J. Lubar, president, Lubar & Co. Incorporated

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Katharine C. Lyall, retired, president, the University of Wisconsin System

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John A. Mellowes, chairman and chief executive officer, Charter Manufacturing Company, Inc.

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San W. Orr, Jr., chairman of the board, Wausau Paper Corp.

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Robert J. O’Toole, retired, chairman of the board and chief executive officer, A.O. Smith Corporation

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Peter M. Platten, III, retired, vice chairman of the board, Marshall & Ilsley Corporation

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John S. Shiely, chairman of the board and chief executive officer, Briggs & Stratton Corporation

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George E. Wardeberg, retired, vice chairman of the board, Wisconsin Energy Corporation

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James B. Wigdale, chairman emeritus, Marshall & Ilsley Corporation

Debra S. Waller, chairman of the board and chief executive officer, Jockey International, Inc., did not stand for re-election as her term expired at the Annual Meeting. The Company is grateful to Ms. Waller for her service to the Board and to the Company.

Shareholders approved the Marshall & Ilsley Corporation 2009 Employee Stock Purchase Plan; the 2009 Equity Incentive Plan; the appointment of Deloitte & Touche LLP to audit the financial statements of the Company for 2009; and the advisory proposal on the compensation of the Company’s executives.

In addition, a shareholder proposal to request the Company’s Board of Directors initiate a process to amend the Company’s articles of incorporation to provide for majority election of directors in non-contested elections was defeated.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $61.8 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 193 offices throughout the state. In addition, M&I has 53 locations throughout Arizona; 32 offices in Indianapolis and nearby communities; 36 offices along Florida’s west coast and in central Florida; 16 offices in Kansas City and nearby communities; 26 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; and one office in Las Vegas, Nev. M&I’s Southwest Bank subsidiary has 17 offices in the greater St. Louis area. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

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